CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this Post-Effective Amendment No. 21 to the AmeriPrime Funds' Registration Statement on Form N-1A to the references made to us under the caption "Auditors" included in the Prospectus and under the caption "Accountants" included in the Statement of Additional Information.


/s/

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
January 22, 1999